Exhibit 9

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of March 15, 2013, is made and entered into by and among Five Island Asset Management LLC (“Five Island”), a Delaware limited liability company, TTG Apparel, LLC, a Delaware limited liability company (“TTG”), Tokarz Investments, LLC, a Delaware limited liability company (“Tokarz”), Arsenal Group LLC, a Delaware limited liability company (“Arsenal”), and Fursa Alternative Strategies LLC, a Delaware limited liability company, (“FURSA”, and together with TTG, Tokarz, and Arsenal the “Shareholders”).

WHEREAS, each Shareholder owns shares of common stock, par value $0.01 per share (“Common Stock”), of Frederick’s of Hollywood Group Inc. (the “Company”);

WHEREAS, TTG owns shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred”), of the Company that is convertible into Common Stock pursuant to its terms;

WHEREAS, Five Island and the Company have entered into that certain Series B Preferred Stock Purchase Agreement, dated of even date herewith and attached hereto as Exhibit A (the “Series B SPA”), providing for, among other things, the purchase by Five Island of shares of Series B Convertible Preferred Stock of the Company;

WHEREAS, in order to induce Five Island to enter into the Series B SPA and the transactions contemplated thereby, each Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the Common Stock beneficially owned by such Shareholder as set forth below such Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Common Stock pursuant to Section 6 hereof, the “Shares”); and

WHEREAS, the Company has agreed to hold a vote at the first Annual Meeting of the Shareholders of the Company to occur following the date hereof (“2014 Annual Meeting”) to authorize and approve certain matters required in order to induce Five Island to consummate the purchase of Series B Preferred Stock of the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations of Shareholders. Each Shareholder hereby represents and warrants to Five Island as follows:

(a) (i) Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act), all of such Shareholder’s Original Shares free and clear of all Liens, and (ii) there are no Options or other rights, agreements, arrangements or commitments of any kind to which such Shareholder is a party relating to the pledge, disposition or voting of any of, and there are no voting trusts with respect to, such Shareholder’s Original Shares.

(b) Such Shareholder does not beneficially own any shares of Common Stock other than (i) such Shareholder’s Original Shares, (ii) any Options and (iii) shares of Common Stock issuable upon conversion of the Series A Preferred, each as set forth on the signature page to this Agreement.

(c) Such Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Shareholder’s obligations hereunder (including the granting of the proxy described in Section 2(c) below). This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

(d) None of the (i) execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby, or (iii) compliance with, or performance of, any of the provisions hereof by such Shareholder will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision, of any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, contract, instrument or Law applicable to such Shareholder or to such Shareholder’s assets or properties.

(e) Other than the filing of any reports with the SEC required by Sections 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Shareholder is required in connection with the valid execution and delivery of this Agreement.

2. Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Shareholder agrees during the term of this Agreement to appear, or otherwise cause its Shares to be counted as present for purposes of calculating a quorum, at the 2014 Annual Meeting and to vote the Shares held by such Shareholder, and to cause any holder of record of such Shares to vote or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such meeting (i) in favor of an amendment to the Company’s Certificate of Incorporation permitting shareholders of the Company to take action without a meeting on written consent setting forth the action so taken signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 615(a) of the New York Business Corporation Law as in effect as of the date hereof (the “Amendment”) and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the Amendment.

(b) If the Company has not duly called and held its 2014 Annual Meeting by February 1, 2014 during which a vote is held with respect to the Amendment, each Shareholder hereby irrevocably covenants and agrees to submit a request to the Secretary of the Corporation in accordance with Article 1 Section 2 of the By-Laws of the Corporation that a special meeting of the shareholders is duly called and held as promptly as practicable. The stated purpose of such special meeting of the shareholders shall be to hold a vote with respect to the Amendment. Each Shareholder agrees to appear at, or otherwise cause its Shares to be counted as present for purposes of calculating a quorum, such special meeting and to vote the Shares held by such Shareholder, and to cause any holder of record of such Shares to vote or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such special meeting (i) in favor of the Amendment and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the Amendment.

(c) Each Shareholder hereby appoints Five Island and any designee of Five Island, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent during the term of this Agreement with respect to such Shareholder’s Shares in accordance with Sections 2(a) or (b). This limited proxy and power of attorney is given to secure the performance of the duties of each Shareholder under this Agreement. Each Shareholder shall take all further action or execute all other instruments as may be necessary or appropriate to effectuate the intent of this limited proxy. The limited proxy and power of attorney granted by each Shareholder pursuant hereto shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each Shareholder with respect to such Shareholder’s Shares. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The limited proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(d) Each Shareholder agrees that, prior to the termination of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement. Each Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Five Island to confirm and ensure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

(e) Each Shareholder, severally and not jointly, hereby authorizes Five Island and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Authority such Shareholder’s identity and ownership of the Shares and the nature of such Shareholder’s obligation under this Agreement.

3. No Voting Trusts or Other Arrangements. Each Shareholder agrees that such Shareholder will not, and will not permit any entity under such Shareholder’s control to, deposit any of such Shareholder’s Shares in a voting trust, grant any proxies with respect to such Shareholder’s Shares or subject any of such Shareholder’s Shares to any arrangement with respect to the voting thereof, other than agreements entered into with Five Island.

4. Transfer and Encumbrance. Subject to the last sentence of this Section 4, each Shareholder agrees that during the term of this Agreement, such Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of such Shareholder’s Shares, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Shareholder’s Shares or such Shareholder’s voting or economic interest therein. Any attempted Transfer of such Shares or any interest therein in violation of this Section 4 shall be null and void, ab initio. This Section 4 shall not prohibit a Transfer of such Shareholder’s Shares by such Shareholder provided that as a precondition thereto to such Transfer, the transferee agrees in a writing, which shall be reasonably satisfactory in form and substance to Five Island, to be bound by all of the terms of this Agreement.

5. Additional Shares. Each Shareholder hereby agrees that, while this Agreement is in effect, promptly to notify Five Island of the number of any new Shares or Options with respect to which Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) is acquired by such Shareholder, if any, after the date hereof and before the Expiration Time. Any such Shares shall automatically become subject to the terms of this Agreement as if they were Original Shares.

6. Termination. This Agreement shall terminate upon the earlier to occur of a vote of shareholders in favor of, and duly adopting, the Amendment at (i) the 2014 Annual Meeting and (ii) any special meeting requested by the Shareholders for the purpose of voting on the Amendment (the “Expiration Time”).

7. No Agreement as Director or Officer. No Shareholder makes any agreement or understanding in this Agreement in such Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if such Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Shareholder in its capacity as such a director or officer and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Shareholder from exercising its fiduciary duties as an officer or director to the Company or its shareholders.

8. Specific Performance. Each Shareholder acknowledges and agrees that (a) irreparable damages would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each Shareholder agrees that Five Island shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of this Agreement and to enforce its rights hereunder. The right to equitable relief, including an injunction shall not be limited by any other provision of this Agreement. In any action or proceeding against it seeking an injunction or other equitable relief to enforce the provisions of this Agreement, each Shareholder hereby (i) waives and agrees not to assert any defense that an adequate remedy exists at law or that the other parties would not be irreparably harmed and (ii) waives and agrees not to seek any requirement for the posting of any bond or other security in connection with any such action or proceeding.

9. Definitions. For purposes of this Agreement, (a) “Liens” shall mean, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever, and (b) capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Series B SPA.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof except that it shall be interpreted and consistent in construction with the Series B SPA. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 11. If notice is given to Five Island, a copy shall also be given to Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, Attn: Roland Hlawaty, Esq.

12. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws in effect in the State of New York, without giving effect to its conflicts of law principles (other than § 5-1401 of the New York General Obligations Law).

(b) Each of the parties hereto (x) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of Southern New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (y) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the District of Southern New York, and (z) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(C).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Series B SPA is executed and delivered by the Company and Five Island and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Five Island may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 12(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIVE ISLAND ASSET MANAGEMENT LLC

By:	/s/ Philip A. Falcone
Name:	Philip A. Falcone
Title:	Chief Executive Officer
Street Address: c/o Harbinger Group Inc., 450 Park Avenue, 30th Floor, Attn: Gus Cheliotis
City/State/Zip Code: New York, NY 10022
Fax: 646-924-3295

TTG APPAREL, LLC		TOKARZ INVESTMENTS, LLC

By:	/s/ Michael T. Tokarz	By:	/s/ Michael T. Tokarz
Name:	Michael T Tokarz, Manager	Name:	Michael T Tokarz, Manager

Number of Outstanding Shares of Common Stock Owned as of the Date of this Agreement: 1,766,322		Number of Outstanding Shares of Common Stock Owned as of the Date of this Agreement: 8,386,977
Number of Shares of Common Stock Beneficially Owned upon Exercise of Warrants as of the Date of this Agreement: 1,500,000		Number of Options Beneficially Owned as of the Date of this Agreement: -0-
Number of Shares of Common Stock Beneficially Owned upon Conversion of Series A Preferred Stock (including accrued dividends) as of the Date of this Agreement: 5,468,127		Street Address: 287 Bowman Avenue, 2nd FI. City/State/Zip Code: Purchase, NY 10577 Fax: 914-251-1816

Street Address: 287 Bowman Avenue, 2nd FI.
City/State/Zip Code: Purchase, NY 10577
Fax: 914-251-1816

FURSA ALTERNATIVE STRATEGIES LLC, on behalf of itself and certain funds and accounts affiliated with, or managed by, it or its Affiliates		ARSENAL GROUP, LLC

By:	/s/ William F. Harley	By:	/s/ William F. Harley
Name:	William F. Harley, Chief Investment Officer	Name:	William F. Harley, Chief Investment Officer

Number of Outstanding Shares of Common Stock Owned as of the Date of this Agreement: 5,692,041

Number of Shares of Common Stock Beneficially Owned upon Exercise of Warrants as of the Date of this Agreement: 664,657

Street Address: 21 Greene Avenue

City/State/Zip Code: Amityville, NY 11701

Fax: 631-270-4438

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 11,359,292

Number of Shares of Common Stock Beneficially Owned upon Exercise of Warrants as of the Date of this Agreement: 835,343

Street Address: 21 Greene Avenue

City/State/Zip Code: Amityville, NY 11701

Fax: 631-270-4438

[Signature Page to the Voting Agreement]